(..continued)






KL2:175840.1
                                     FORM OF
                         SHAREHOLDER SERVICING AGREEMENT

                       Renaissance Capital Greenwich Funds
                               ------------------
                            ------------------------

To:  _______________

         We (the "Trust") wish to enter into this Servicing Agreement with you concerning the provision of support services to your client ("Clients") who may from time to time beneficially own shares ("Shares") of the Funds (the "Funds") offered by us.

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares:1 (i) answering customer inquiries regarding account matters; (ii) assisting shareholders in designating and changing various account options; (iii) aggregating and processing purchase and redemption orders and transmitting and receiving funds for shareholder orders; (iv) transmitting, on behalf of the Trust, proxy statements, prospectuses and shareholder reports to shareholders and tabulating proxies; (v) processing dividend payments and providing subaccounting services for Fund shares held beneficially; and (vi) providing such other services as the Trust or a shareholder may request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.



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         Section 3.  Neither you nor any of your  officers,  employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of ____ one-hundredths of one percent (.__%) of the average daily net asset value of the shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily (on the basis of 360-day year) and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Share in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; and
(ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 12) or by you upon written notice to the other party hereto.

         Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         Section 11. This Agreement will be construed in accordance with the laws of the State of Delaware and is non-assignable by the parties hereto.

         Section 12. This  Agreement  has been approved by vote of a majority of
(i) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in this Agreement ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

         Section 13. The names "Renaissance Capital Greenwich Funds" and the "Board of Trustees" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed at the office of the State Secretary of the State of Delaware on January 8, 1997. The obligations of "Renaissance Capital Greenwich Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property (as defined in the Certificate of Trust), and all persons dealing with any class of Shares of ours must look solely to the Trust Property belonging to such class for the enforcement of any claims against us.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, ______________________.

                                                     Very truly yours,

                                                     RENAISSANCE CAPITAL
                                                     GREENWICH FUNDS


Date: ____________________          By: ______________________
                                                    (Authorized Officer)

                                                     Title:

                                                     Accepted and Agreed to:

Date: ____________________          By: ______________________
                                                    (Authorized Officer)

                                                     Title:



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